Exhibit 99.1

NHI Completes Acquisition of Eight Communities for $476 Million

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100
MURFREESBORO, Tenn.--(December 17, 2014) -- National Health Investors, Inc. (NYSE:NHI) announced today it has closed the previously announced transaction to acquire eight senior housing communities for $476 million.
All eight communities are leased to Senior Living Communities, LLC (“SLC”) and will continue to be managed by an SLC affiliate. The 15-year master lease equates to an initial gross cash yield of 6.51% of the purchase price and has annual escalators of 4% in years two through four and annual escalators of 3% thereafter. In connection with the acquisition, NHI will provide SLC a $15 million working capital line of credit. Borrowings will be used to finance construction projects within the SLC-leased portfolio, including building additional units at several of the communities.
Justin Hutchens, NHI’s CEO and President stated, “We are pleased to begin our new relationship with Senior Living Communities with this conservatively funded, accretive acquisition.”
NHI funded the acquisition with cash proceeds of a previously announced equity offering and borrowings on its revolving credit facility.
About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities and specialty hospitals. For more information, visit www.nhireit.com.